Exhibit 99.1
NEWS RELEASE
For immediate release
November 15, 2004

Contact:  William J. Wagner, President, or
               William W. Harvey, Chief Financial Officer
               Northwest Savings Bank 814-726-2140

First Carnegie Deposit Becomes Northwest Savings Bank on
November 12


         Northwest Bancorp, Inc. (NASDAQ/NMS: NWSB), announced that it received approval from the Office of Thrift Supervision for the acquisition of First Carnegie Deposit from its parent company, Northwest Bancorp MHC (the Mutual Holding Company). In consideration of the transfer of all of the outstanding shares of common stock of First Carnegie to Northwest Bancorp, Inc., Northwest Bancorp, Inc. will issue 1,090,900 shares of its common stock to the Mutual Holding Company.

         With all required regulatory approvals received, Northwest completed the integration of the three First Carnegie Deposit offices, located in Carnegie, Kennedy Township, and Washington, Pennsylvania, into Northwest Savings Bank over the past weekend.

         As community banking offices of Northwest Savings Bank, the three offices will serve as full-service community banking centers for their communities and will offer Northwest's full range of free checking, savings, and lending products as well as business banking, investment management and trust, and brokerage services.

         The employees in the former First Carnegie offices will continue to serve their customers as they have in the past. They join more than 1,800 other members of the Northwest banking family.

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         In  addressing  the  integration  of the three First  Carnegie  Deposit offices into Northwest, Robert A. Ordiway, Executive Vice President of Northwest Bancorp, stated, "We are very pleased with Northwest's expansion in the greater Pittsburgh area. We will continue First Carnegie's tradition as a community bank that has served its customers for 80 years. At the same time, we plan to expand the menu of financial products and services at the former First Carnegie offices to benefit our customers and our communities."

         He noted that with the integration of First Carnegie, Northwest Savings Bank now has 26 offices that serve the greater Pittsburgh community.

         With the integration complete, Northwest Bancorp, Inc., which was founded in 1896, operates 150 community banking facilities throughout Pennsylvania, New York, Ohio, and Maryland. The stock of Northwest Bancorp, Inc., which holds over $6 billion in assets, is traded on the NASDAQ Stock Market under the symbol "NWSB."


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